UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

Gateway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14500	42-1249184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7565 Irvine Center Drive, Irvine, CA 92618

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 949-471-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective February 20, 2007, Gateway, Inc. (“Gateway”) entered into an indemnification agreement with each member of its Board of Directors, including J. Edward Coleman, who is also its Chief Executive Officer, and with certain other executive officers. Gateway will enter into an indemnification agreement with Dave Russell at the time he joins the Board as described in Item 5.02 of this Form 8-K. The form of indemnification agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On February 26, 2007, Gateway issued a press release announcing that it filed its Annual Report on Form 10-K for the year ended December 31, 2006. Gateway’s final net income was $9.6 million, or $.03 per diluted share, rather than a net income of $6.9 million, or $.02 per diluted share, as reported in its preliminary earnings release on February 8, 2007. The increase in net income reflects the final disposition of certain tax matters arising from Gateway’s European operations prior to 2002. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2007, Mr. Russell accepted the offer of the Board of Directors to serve on Gateway’s Board as a Class II Director, effective March 1, 2007. Mr. Russell was appointed to the Board as part of an agreement (the “Agreement”) with an investor group led by Firebrand Partners, which Agreement provides that Gateway would appoint a director mutually acceptable to the company and the investor group to its Board by February 28, 2007. The Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K filed on December 5, 2006. Mr. Russell will be nominated for election by stockholders at the 2007 Annual Meeting of Stockholders. Mr. Russell will receive compensation for his board service consistent with the company’s non-employee director compensation plan. There are no related party transactions between Gateway and Mr. Russell reportable under Item 404(a) of Regulation S-K.

Mr. Russell, 43, is the executive vice president of Avalon Capital Group, Inc. and managing director of Avalon Energy. Avalon Energy is a division of Avalon Capital Group, Inc., a private company controlled by Ted Waitt, the co-founder and a significant stockholder of Gateway. From 1988 until he joined Avalon, Mr. Russell was employed by Gateway in various capacities and times between 1988 and 2005, including serving as general manager of digital television products from June 2003 to June 2004, senior vice president of partner management from January 2001 to May 2003, and vice president of supply management from 1999 to May 2000. Mr. Russell is also on the board of directors of privately held Amazing Mail.com, a web based direct marketing company located in Scottsdale AZ.

A copy of Gateway’s press release announcing Mr. Russell’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On January 23, 2007, the Compensation Committee of the Board of Directors of Gateway approved a 2006 bonus payment to Mr. Coleman, which was contingent on Gateway’s finalization of its financial statements for the year ended December 31, 2006. Mr. Coleman’s 2006 bonus payment was $189,500 and was based on Mr. Coleman’s performance against measurable personal objectives established by the Committee.

On February 9, 2007, the Compensation Committee approved the structure of the 2007 cash bonus plan for the Chief Executive Officer, the Chief Financial Officer and the named executive officers. The Compensation Committee’s approval was contingent on Gateway’s finalization of its financial statements for the year ended December 31, 2006. Three fourths of the Chief Executive Officer’s bonus and one half of each other executive’s bonus will be based on the company’s performance against certain corporate financial targets (specifically revenue, operating income and selling, general and administrative expense targets) and operational metrics, to be approved by the Compensation Committee each quarter, and the balance of each executive’s bonus will be based on a combination of business unit financial targets and operational metrics and personal objectives that will vary by executive and will be established quarterly. Each executive’s bonus potential is expressed as a percentage of the executive’s base salary, which percentages are consistent with the percentages in effect for the 2006 bonus plan.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Form of Indemnification Agreement
99.1	Press release issued February 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2007

GATEWAY, INC.

By:	/s/ MICHAEL R. TYLER
Michael R. Tyler
Senior Vice President, Chief Legal and Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Indemnification Agreement

99.1	Press release issued February 26, 2007